Exhibit 107

Calculation of Filing Fee Tables
Form S-8
Haverty Furniture Companies, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price (2)	Maximum Offering Price Per Unit	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Rule 457(c) and Rule 457(h)	500,000(3) shares	$34.35	$17,175,000	.00014760	$2,535.03
Total Offering Amount					$17,175,000		$2,535.03
Total Fee Offset (4)							—
Net Fee Due							$2,535.03

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the Registrant’s Non-Employee Director Compensation Plan as the result of any future stock splits, stock dividends or similar adjustments of the Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The maximum price per share and the maximum aggregate offering price are based on the average of the $34.69 (high) and $34.00 (low) sales price of the Common Stock as reported on the New York Stock Exchange on March 5, 2024.

(3)	Represents shares reserved for issuance pursuant to future awards under the Registrant’s Non-Employee Director Compensation Plan.
(4)	The Registrant does not have any fee offsets.